Exhibit 10.8

FINDERS AGREEMENT

This Agreement (the "Agreement") is entered into on this 21st day of March, 2005, by and between Stephane Solis, ("Solis" or the "Finder"), and VisualMed Clinical Solutions Corporation, (the "Issuer" or the "Company").

1.	THE PARTIES

	1.1	Each party executing this Agreement represents to the other party that it has full and complete authority to do so and has been designated to do so by its managers and Board of Directors.

2.	EXCLUSIVITY

2.1

The Issuer understands and stipulates under this Agreement that for the duration of this Agreement, unless waived by the Finder in writing, the Finder shall be the exclusive individual/entity responsible for introducing the Issuer to those Investors (defined in Section 3 below) listed on Exhibit A (the "Innovative Contacts"). Further, and notwithstanding any other provision in this Agreement to the contrary, in the event an Offering (defined in Section 3 below) is consummated to the satisfaction of the Issuer with any or all of the Solis Contacts, the Issuer shall owe the Finder such fees as described in Section 4 below.

3.	THE AGREEMENT

3.1

The Issuer seeks to be introduced by the Finder to investors (an "Investor" or collectively the "Investors") that desire to invest no less than One Hundred Twenty Five Thousand Dollars (US$125,000) in the Issuer in exchange for securities of the Issuer pursuant to a private placement (an "Offering"). The consideration offered by the Issuer for an Offering shall be either debt or equity securities issued on terms and conditions satisfactory to the Issuer, in its sole discretion. In the event an Offering is consummated to the satisfaction of the Issuer as a result of an introduction by the Finder to an Investor (a "Successful Introduction"), the Issuer shall owe the Finder such fees as described in Section 4 below. An Offering shall be considered a Successful Introduction if the Issuer consummates an Offering by a written agreement signed by both parties.

3.2

Unless provided otherwise within this Agreement, it is acknowledged by the Issuer that: (i) the Finder is acting solely as an individual responsible for the introduction of the Issuer to an Investor or Investors for the purposes of an Offering and not in any other capacity; (ii) the Finder has not advised the Issuer in any manner regarding the merits of this or any other financing arrangement, acquisition, merger, joint venture or other business arrangement; (iii) the Issuer has consulted its own counsel on all aspects of this Agreement; (iv) the Finder has not made any representations to the Issuer to induce it to enter into this Agreement; and (v) the Finder shall not sell or offer to sell securities related to an Offering resulting from this Agreement.

3.3

The Issuer shall be under no obligation to pay any fee or other monies to Finder unless the purchase of all or part of the Offering contemplated by this Agreement has closed with Investors. The total amount of the fee due the Finder shall be due and payable on the date of the closing. The Issuer shall be under no obligation to consummate any such Offering except upon such terms as shall be acceptable to the Issuer in its sole discretion.

3.4

This Agreement shall begin on the date this Agreement is signed by both parties and shall remain in effect (the "Effective Period") for ninety (90) days. This Agreement shall terminate upon the expiration of the Effective Period (the "Expiration Date"). Either party may cancel this Agreement in writing within thirty (30) days of the Expiration Date (the "Cancellation Period"). After the Expiration Date, neither party will have any obligation to the other party, unless Investors that were introduced to the Issuer by the Finder prior to the Expiration Date are actively negotiating with the Issuer with respect to an Offering, in which case this Agreement will remain in effect until such time as the negotiations either terminate or an Offering is consummated. Furthermore, if, within twelve months after this Agreement has expired, the Issuer consummates an Offering with any Investor introduced by the Finder during the Effective Period, the Company shall pay Finder the fees that would have been due had the Offering been consummated during the Effective Period.

4.	THE FEE

	4.1	The fee to be paid to the Finder for a Successful Introduction shall be computed as follows:

(a)

233,333 cashless warrants in payment for the 2,275,567 common shares or units issued by the Company to Investors pursuant to any Offering, the Warrants have an exercise price of $0.001 and expire at midnight of March 24, 2007; and

(b)

Upon the exercise of warrants issued by the Company to Investors, a cash fee of US$150,000 of any exercised warrants received by the Issuer pursuant to any Offering applicable for two years after date of closing, and

		(c)	Upon the exercise of all of the warrants issued by the Company to Investors, the Finder will be entitled to receive a maximum of 166,667 cashless warrants,

or a pro rata amount if less than all warrants issued by the Company to Investors are exercised, of the common shares issued by the Company to Investors pursuant to any Offering. The Warrants have an exercise price of $0.001 and expire at midnight of March 24, 2007.

It is understood that the Company shall qualify for trading the common shares underlying the cashless warrants to be received by the Finder as soon as practible.

4.2

The fee due to the Finder shall be payable to the Finder by the Issuer at closing and disbursed as soon as practible, but no later than 3 months from the date of closing. The Issuer is responsible for such fee.

5.	OTHER

5.1

Unless otherwise arranged between the Issuer and the Finder, the Issuer shall not be responsible for any arrangements made by Finder with any broker or other persons with whom the Finder may be involved. The Issuer agrees to indemnify and hold the Finder and its affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, resulting from any investigation, action, proceeding or dispute commencing within six months of the Expiration Date when the Finder or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of the Finder's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include the Finder's and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred in, and the cost of the Finder's personnel whose time is spent in connection with, such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to the Finder and/or to any such other Indemnified Person by the Issuer as they are incurred; provided, however, that the indemnity herein set forth shall not apply to an Indemnified Person where a court of competent jurisdiction has made a final determination that such Indemnified Person acted in a grossly negligent manner or engaged in willful misconduct in the performance of the services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder. The Issuer also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with any act or omission to act as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Issuer that are found in a final determination by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to the Finder or any such other Indemnified Person or insufficient to hold it harmless, then the Issuer shall contribute to the amount paid or payable by the Finder or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer and its shareholders on the one hand and the Finder or any such other Indemnified Person on the other hand, but also the relative fault of the Issuer and the Finder or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by the Issuer and any such other Indemnified Person hereunder exceed the amount of fees actually received by the Finder pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Issuer hereinabove set forth shall be in addition to any liability which the Issuer may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, the Finder and any other Indemnified Person.

The terms and conditions hereinabove set forth shall survive the termination and expiration of this Agreement and shall terminate six months after the Expiration Date.

5.2

The Finder hereby represents and warrants to the Issuer that it shall conduct its activities in accordance with the applicable provisions of both federal and state securities law. Further, the Finder agrees that it shall indemnify the Issuer for any and all costs incurred by the Issuer as a result of the Finder's failure to comply with said federal and state securities laws.

5.3

In the event of any dispute between the Issuer and the Finder arising from the terms of this Agreement, the Issuer and the Finder agree that any dispute shall be settled only by arbitration in the Province of Quebec. The determination of the arbitrators shall be final and binding upon the Issuer and the Finder and may be enforced in any court of appropriate jurisdiction.

5.4	This Agreement shall be construed by and governed exclusively under the laws of the Province of Quebec, without regard to its conflicts of laws provisions.

5.5

This Agreement represents the entire agreement between the parties to this Agreement concerning its subject matter, and any and all prior representations and agreements with respect to such subject matter, if any, are merged herein and are superseded by this Agreement.

5.6

The Issuer shall include in any agreement executed by the Issuer with any Investor regarding an Offering, substantially the following representation: "(the Investor) has performed its own due diligence investigation and has had the opportunity to ask questions of (the Issuer) and its management team and analyze their responses. (The Investor) has not relied on any representations made by (the Finder) not expressly set forth in the agreement. Both parties to the agreement shall release and hold harmless (the Finder) from and against any losses, claims, damages or liabilities related to the (Offering)."

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.

THE COMPANY:

VisualMed Clinical Solutions Corporation

By:	/s/ Gerard Dab
Name:	Gerard Dab
Title:	Chairman and Chief Executive Officer

FINDER:

Stephane Solis.

By:	/s/ Stephane Solis
Name:	Stephane Solis

EXHIBIT A

1.	Redwood Grove Capital Management, LLC. Wayne H. Coleson
2.	LH Financial. Ari Rabinowitz
3.	Ellis International. Mottes Drillman
4.	Market Wise Trading. Walter Reisman
5.	Omega Capital. David Leiner
6.	DKR Oasis Capital. Ethan Benovitz 50/50 split with Midtown
7.	Platinum Partners LP. Mark Nordlicht 50/50 split with Midtown
8.	Enable Capital. 50/50 split with Midtown
9.	Mid Summer Capital. Scott Kauffman
10.	Monarch